Exhibit 99.1

9341 Courtland Drive, Rockford, MI 49351
Phone (616) 866-5500; Fax (616) 866-0257 FOR IMMEDIATE RELEASE CONTACT: Chris Hufnagel (616) 863-4865

WOLVERINE WORLDWIDE ANNOUNCES CFO TRANSITION

Rockford, Michigan, June 1, 2015 — Wolverine Worldwide (NYSE: WWW) today announced the appointment of Michael D. Stornant to the position of Senior Vice President, Chief Financial Officer and Treasurer, effective June 12, 2015. He will succeed Donald T. Grimes, who has resigned his position to become Executive Vice President, Chief Operating Officer and Chief Financial Officer for the Neiman Marcus Group, a privately held luxury retailer, owned by Ares Management and Canada Pension Plan Investment Board.

Mr. Stornant, 49, is a 19-year veteran of the Company and most recently served as Vice President of Corporate Finance, with global responsibility for the Company’s corporate accounting, financial planning, tax and credit functions.  Mr. Stornant has held numerous and increasingly significant operations and financial roles within the Company over the past two decades, including Vice President and General Manager of the Bates brand, Senior Vice President of Finance and Administration for the Global Operations Group, Vice President of Corporate Planning and Analysis, Senior Vice President of Manufacturing Operations, and Director of Internal Audit.  In his new role, Mr. Stornant will report directly to Blake W. Krueger, Wolverine’s Chairman, Chief Executive Officer and President, and serve as a member of the Company’s executive management team.

“Mike Stornant is uniquely suited to become Wolverine’s new Chief Financial Officer, and I could not be more pleased with this promotion.  Mike has a long and successful track record at the Company, and he possesses deep knowledge and expertise in virtually every financial and operational facet of our global business,” stated Mr. Krueger.  “Mike’s demonstrated leadership and dedication to Wolverine will be tremendous assets as he assumes this key leadership position for the Company.”

“I am extremely honored by this new opportunity,” commented Mr. Stornant.  “I have had the privilege of being associated with Wolverine Worldwide for nearly 20 years, and I am excited to help lead the global team as we work to build a family of the most admired performance and lifestyle brands on earth and endeavor to continue the Company’s outstanding record of success.”

Prior to Wolverine Worldwide, Mr. Stornant was a Certified Public Accountant with Ernst & Young.  Mr. Stornant holds a BS in Accounting from Grand Valley State University.

Commenting on Mr. Grimes’ departure, Mr. Krueger stated, “Don served Wolverine Worldwide extraordinarily well over the past seven years, and was a tremendous partner to me and the Company through a time of great transformation.  I wish Don nothing but the best as he pursues this new opportunity and want to personally thank him for his many contributions to Wolverine.”

ABOUT WOLVERINE WORLDWIDE

With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport, athletic, children’s and uniform footwear and apparel.  The Company’s portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Sebago®, Cushe®, Chaco®, Bates®, HYTEST®, and Soft Style®.  The Company also is the global footwear licensee of popular brands including Cat® and Harley-Davidson®. The Company’s products are carried by leading retailers in the U.S. and globally in approximately 200 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the Company’s ability to build and develop its brands and to succeed in the future. In addition, words such as “guidance,” “estimates,” “anticipates,” “believes,” “forecasts,” “step,” “plans,” “predicts,” “projects,” “is likely,” “expects,” “intends,” “should,” “will,” “confident,” variations of such words, and similar expressions are intended to identify forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Risk Factors include, among others:  the Company’s ability to successfully develop its brands and businesses; the impact of financial and credit markets on the Company, its suppliers and customers; changes in interest rates, tax laws, duties, tariffs, quotas, or applicable assessments in countries of import and export including anti-dumping measures and trade defense actions; changes in consumer preferences, spending patterns, buying patterns, price sensitivity or the demand for the Company’s products; changes in future pension funding requirements and pension expenses; the ability to secure and protect owned intellectual property or use licensed intellectual property; the risk of impairment to goodwill and other intangibles; cancellation of orders for future delivery; the failure of the U.S. Department of Defense to exercise future purchase options or award new contracts, or the cancellation or modification of existing contracts by the Department of Defense or other military purchasers; changes in relationships with, including the loss of, significant customers; the availability and pricing of footwear manufacturing capacity; reliance on foreign sourcing; failure of international licensees and distributors to meet sales goals or to make timely payments on amounts owed; risks related to the significant investment in, and performance of, the Company’s consumer-direct business; disruption of technology systems; the impact of regulation, regulatory or legal proceedings and legal compliance risks; the cost, availability, and management of raw materials, inventories, services, and labor for owned and contract manufacturers; the impact of competition and pricing; currency fluctuations and restrictions; the risks of doing business in developing countries and politically or economically volatile areas; retail buying patterns; consolidation in the retail sector; the shift in consumer shopping and buying patterns including the increased shift to e-commerce and mobile platforms; changes in national, regional or global economic and market conditions; acts and effects of war and terrorism; the impact of seasonality and unpredictable weather conditions; problems affecting the Company’s distribution system, including service interruptions at shipping and receiving ports; the potential breach of the Company’s databases, or those of its vendors, which contain certain personal information or payment card data; the inability for any reason to effectively compete in global footwear, apparel and consumer-direct markets; strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses; the success of the Company’s consumer-direct realignment initiatives; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto.  The foregoing Risk Factors, as well as other existing Risk Factors and new Risk Factors that emerge from time to time, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements.